Exhibit 99.1

PRESS RELEASE

Ralcorp Announces the Acquisition of Gelit S.r.l.

ST. LOUIS, June 18, 2012 – Ralcorp Holdings, Inc. (NYSE: RAH) today announced that it has completed the acquisition of Gelit S.r.l. (“Gelit”), a leading producer of private-brand, frozen ready meals in Italy.  Ralcorp anticipates the transaction will deliver $0.05 of GAAP accretion and $0.07 of cash accretion to adjusted diluted earnings per share in the first twelve months of ownership, excluding one-time costs.  Terms of the transaction were not disclosed.

"We are pleased to welcome the Gelit management team and employees to the Ralcorp family,” said Kevin J. Hunt, Chief Executive Officer and President of Ralcorp.  “We believe this combination further strengthens our position as a diversified provider of private-brand foods and adds numerous strategic benefits to our pasta platform."

With annual net sales of approximately $45 million, Gelit manufactures and distributes a complete line of private-brand, frozen ready meals directly to retail and wholesale customers primarily located in Italy and the United States.  The company’s product offerings include frozen meals representing authentic Italian recipes and include pasta, sauce and varieties with meat or fish.  Gelit’s extended product line also includes traditional crepe entrees.

Gelit is based in Cisterna di Latina, Italy, which is located approximately 30 miles southeast of Rome.  With over 130 full-time employees, the business will operate as part of Ralcorp’s American Italian Pasta Company division.

Cautionary Statement on Forward-Looking Language

Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may," or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, challenges associated with the integration of the acquisition of Gelit, the GAAP and cash accretion expected to result from the acquisition, the ability to achieve the strategic benefits and other synergies anticipated from the acquisition and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. The company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

About Ralcorp Holdings, Inc.

Ralcorp produces a variety of private-brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen and refrigerated doughs; dry pasta; and frozen ready meals.  For more information about Ralcorp, visit the Company's website at www.ralcorp.com.

Contact:
Matt Pudlowski
Director, Business Development
(314) 877-7091